EXHIBIT 99.5

CONSENT TO BE NAMED AS DIRECTOR

In connection with the Registration Statement on Form S-1 (including any and all amendments, including post-effective amendments, or supplements thereto, the “Registration Statement”) of Inspire Veterinary Partners, Inc. (the “Company”), the undersigned hereby consents to being named and described in the Registration Statement filed with the U.S. Securities and Exchange Commission as a person to become a director of the Company, with such appointment to become effective upon the effective date of the Registration Statement, and to the filing or attachment of this Consent with such Registration Statement.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 30th day of January, 2023.

By:	/s/ Erinn Thomas-Mackey, DMV
Erinn Thomas-Mackey, DMV